Exhibit 10.15

Confidential Materials omitted and filed separately with the

Securities and Exchang Commission. Asterisks denote omissions.

PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT — NONEXCLUSIVE

COVER PAGE

For PHS internal use only:

License Number:

License Application Number: [**]

Serial Number(s) of Licensed Patent(s) or Patent Application(s):

See. Appendix A

Licensee:

Merrimack Pharmaceuticals

Cooperative Research and Development Agreement (CRADA) Number (if a subject invention):

NONE

Additional Remarks:

NONE

Public Benefit(s):

See, Paragraphs 5.1, 10.3 and 10.4

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D ((Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), and Appendix G (Royalty Payment Options). The Parties to this Agreement are:

1)             The National Institutes of Health (“NIH”) or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as “PHS”, agencies of the United States Public Health Service within the Department of Health and Human Services (“HHS”); and

2)             Merrimack Pharmaceuticals, Inc., a Massachusetts corporation, having offices at One Kendall Square, Building 700, Second Floor, Cambridge, Massachusetts 02139, and its Subsidiaries, as defined in Paragraph 2.16, hereinafter referred to as “Licensee.”

PHS PATENT LICENSE AGREEMENT—NONEXCLUSIVE

PHS and Licensee agree as follows:

1.             BACKGROUND

1.1           In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.2           By assignment of rights from PHS employees and other inventors, HHS, on behalf of the Government, owns intellectual property rights claimed in any United States or foreign patent applications or patents corresponding to the assigned inventions. HHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

1.3           The Secretary of HHS has the authority to enter into this Agreement for the licensing of rights to these inventions under 35 U.S.C. §§200-212, the Federal Technology Transfer Act of 1986, 15 U.S.C. §3710(a), and the regulations governing the licensing of Government-owned inventions, 37 CFR Part 404. The Secretary of HHS has delegated to PHS the authority to enter into this Agreement.

1.4           PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.5           Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

2.             DEFINITIONS

2.1           “Benchmarks” mean the performance milestones that are set forth in Appendix D.

2.2           “Collaborator” means a third party to whom Licensee grants a sublicense, as provided for in Paragraph 4.1, for furthering research and development of the Licensed Products and Licensed Processes and where such sublicense does not include the right to (a) sell Licensed Products, (b) import or export Licensed Products for sale, (c) sell products produced using Licensed Processes, or (d) import or export products produced using Licensed Processes for sale.

2.3           “Commercial Development Plan” means the written commercialization plan detailed in Appendix E.

2.4           “First Commercial Sale” means the initial transfer by or on behalf of Licensee of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee, or its Sublicensees, in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.5           “Government” means the Government of the United States of America.

2.6           “Licensed Fields of Use” means the fields of use identified in Appendix B, Section I.

2.7           “Licensed Patent Rights” shall mean:

(a)           Patent applications and PCT patent applications or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all these patents;

(b)           to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.7(a):

(i)            continuations-in-part of 2.7(a);

(ii)           all divisions and continuations of these continuations-in-part;

(iii)          all patents issuing from these continuations-in-part, divisions, and continuations;

(iv)          priority patent application(s) of 2.7(a); and

(v)           any reissues, reexaminations, and extensions of all these patents; and

(c)           to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.7(a): all counterpart foreign and U.S. patent applications and patents to 2.7(a) and 2.7(b), including those listed in Appendix A; and

(d)           Subject to the proviso that if the claims in any continuation-in-part as set forth in 2.7(b) or 2.7(c) are subject to a terminal disclaimer they would be considered part of the Licensed Patent Rights, Licensed Patent Rights shall not include 2.7(b) or 2.7(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.7(a).

2.8           “Licensed Processes” means processes, which in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, for purposes of calculating Net Sales only Licensed Processes shall not include processes which are the subject of a patent application within the Licensed Patent Rights which patent application has been pending in excess of [**] years from the date it was actually filed and not its effective filing date.

2.9           “Licensed Products” means tangible materials, which in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, for purposes of calculating Net Sales only Licensed Products shall not include processes which are the subject of a patent application within the Licensed Patent Rights which patent application has been pending in excess of [**] years from the date it was actually filed and not its effective filing date.

2.10         “Licensed Territory” means the geographical area identified in Appendix B, Section II.

2.11         “Most Favored Licensee” means that Licensee will not, with respect to any royalty payment to which said status is accorded, be subject to terms and conditions which are less favorable to Licensee than any other third party paying the same royalty payment with respect to a Licensed Product or Licensed Process within the Licensed Field of Use.

2.12         “Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its Sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, discounts and charge-backs, rebates and refunds, retroactive price adjustments, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. For avoidance of doubt, payment made to PHS shall only be due once for sales of Licensed Products or practice of Licensed Processes whereby such payments are made either by Licensee or its Sublicensees, not both. No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by Licensee or its Sublicensees, and on its payroll, or for the cost of collections.

2.13         “Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.14         “Pro Rata Share” is used in reference to the amount of patent expenses to be reimbursed by Licensee in accordance with Paragraph 6.7 of this Agreement, and is calculated to be equal to one (1) divided by the total number of agreements including the Licensed Patent Rights that include the Licensed Fields of Use and is measured (a) for Future Patent Prosecution Expenses as set forth in Appendix C, Section VII(B) at the time when a request for payment thereof is made or (b) with respect to the calculation of the amount of any credit due to Licensee at the time of First Commercial Sale by Licensee.

2.15         “Sublicensee(s)” means a third party to whom Licensee grants a sublicense of the rights hereunder as described in Article 4.

2.16         “Subsidiary” of a party means any corporation, company, or other entity more than fifty percent (50%) of whose outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors or other governing authorities are now or hereafter owned or controlled, directly or indirectly by such party, and where such party has the legal right to bind such Subsidiary to the terms of this Agreement, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such control exists.

3.             GRANT OF RIGHTS

3.1           PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, (a) a nonexclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use set forth in Appendix B, Section I, Paragraphs (a) and (b) and to practice and have practiced any Licensed Processes in the Licensed Fields of Use set forth in Appendix B, Section I, Paragraphs (a) and (b) and (b) a nonexclusive license under the Licensed Patent Rights and in the Licensed Territory to make and have made, to use and have used, but not to sell and have sold or to offer to sell and to import and Licensed Products in the Licensed Field of Use set forth in Appendix B, Section I, Paragraph (c) and to practice and have practiced any Licensed Processes in the Licensed Field of Use set forth in Appendix B, Section I, Paragraph (c).

3.2           This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than the Licensed Patent Rights regardless of whether these patents are dominant or subordinate to the Licensed Patent Rights.

3.3           Upon the Effective Date of this Agreement, the prior license, [**] effective August 30, 2005 by and between PHS and Licensee will be terminated.

4.             SUBLICENSING

4.1           Upon written approval, which shall include prior review of any sublicense agreement by PHS and which shall not be unreasonably withheld and subject to the provisions regarding sublicenses granted to a Collaborator as set forth in this paragraph, Licensee may enter into sublicensing agreements in the Licensed Fields of Use and in the Licensed Territory for the Licensed Patent Rights only when Licensee is sublicensing additional intellectual property rights that belong to Licensee in conjunction with the Licensed Patent Rights to the Sublicensee. In the event that Licensee is granting the sublicense to a Collaborator for purposes of engaging in collaborative research efforts involving the Licensed Patent Rights such a sublicense is not required to include additional intellectual property that belongs to Licensee.

4.2           Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 8.1, 10.1, 10.2, 12.5, and 13.7-13.9 of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.3           Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between the Sublicensees and PHS, at the option of the Sublicensee, upon termination of this Agreement under Article 13. This conversion is subject to PHS approval and contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

4.4           Licensee agrees to forward to PHS a complete copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of the agreement. To the extent permitted by law, PHS agrees to maintain each sublicense agreement in confidence.

5.             STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1           Prior to the First Commercial Sale, Licensee agrees to provide PHS, upon PHS request and subject to availability, with reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS in vitro research use.

5.2           Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

6.             ROYALTIES AND REIMBURSEMENT

6.1           Licensee agrees to pay PHS a noncreditable, nonrefundable license issue royalty (“Execution Fee”) as set forth in Appendix C, Section I.

6.2           Licensee agrees to pay PHS a nonrefundable Annual Royalty as set forth in Appendix C, Section II.

6.3           Licensee agrees to pay PHS earned royalties as set forth in Appendix C, Section III.

6.4           Licensee agrees to pay PHS benchmark royalties (“Development Milestone Payments”) as set forth in Appendix C, Section IV.

6.5           In addition to any earned royalties due to PHS on behalf of Sublicensees as provided for in Paragraph 6.3 of this Agreement, Licensee agrees to pay to PHS an additional royalty as a milestone payment tied to the sublicensing of the Licensed Patent Rights (“Sublicensing Milestone Payment”). The specific terms and conditions associated with this Sublicensing Milestone Payment are set forth in Appendix C, Section V.

6.6           In addition to any royalty payments described in Paragraphs 6.1 through 6.5 of this Agreement, in the event that Licensee assigns this Agreement to any third party other than a Sublicensee, Licensee shall pay PHS, as an additional royalty, the “Assignment Consideration” as set forth in Appendix C, Section VI.

6.7           With regard to expenses incurred by PHS and associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights, Licensee shall reimburse PHS, as an additional royalty, in the manner set forth in Appendix C, Section VII.

6.8           A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that:

(a)           the application has been abandoned and not continued;

(b)           the patent expires or irrevocably lapses; or

(c)           all of the claims have been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.9           When calculating Net Sales for purposes of determining the Earned Royalty due pursuant to Paragraph 6.3, no multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.10         On sales of Licensed Products by Licensee to Sublicensees or on sales made in other than an arms-length transaction, the value of the Net Sales attributed under this Article 6 to this transaction shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products on or about the time of this transaction

6.11         Under exceptional circumstances, for example if Licensee comes to be the only party with rights under and of the particular Licensed Patent Rights, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain these patent applications or patents and shall provide PHS with copies of each invoice associated with these services as well as documentation that these invoices have been paid.

6.12         PHS agrees, upon written request, to provide Licensee with summaries of patent prosecution invoices for which PHS has requested payment from the Licensee under Paragraph 6.7.

6.13         Licensee may elect to surrender its rights in any country of the Licensed Territory under any of the Licensed Patent Rights upon sixty (60) days written notice to PHS and owe no payment obligation under Paragraph 6.7 for patent-related expenses incurred in that country after the effective date of the written notice.

7.             PATENT FILING, PROSECUTION, AND MAINTENANCE

7.1           Except in exceptional circumstances, as provided for in Paragraph 6.11 above, PHS agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. PHS agrees to keep Licensee fully informed as to the status of the preparation, filing, prosecution, and maintenance of all patent applications and patents included in the Licensed Patent Rights. PHS will take any comments received from Licensee with respect to the preparation, filing, prosecution, and maintenance of all patent applications and patents included in the Licensed Patent Rights into good faith consideration. In the event that PHS decides to abandon the preparation, filing, prosecution, and maintenance of any of the patent applications and patents included in the Licensed Patent Rights, it will provide notice of such decision to Licensee and will allow Licensee to assume responsibility for such activities in any such Licensed Patent Rights to Licensee.

8.             RECORD KEEPING

8.1           Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. These records shall be retained for at least [**] years following a given reporting period and shall be available during normal business hours for inspection, at the expense of PHS, by an independent accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and royalty payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and royalty payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any additional royalties as required by Paragraph 9.8. All royalty payments required under this Paragraph shall be due within [**] days of the date PHS provides Licensee notice of the payment due.

9.             REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.1           Prior to signing this Agreement, Licensee has provided PHS with the Commercial Development Plan referred to in more detail in Appendix E, and under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2           Licensee shall provide written reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use. These written reports are due within [**] days after [**] of each calendar year beginning on [**]. The first written report will detail the progress made from the Effective Date of this Agreement through [**]. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement. Licensee may amend the Benchmarks at any time upon written approval by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application.

9.3           Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix D and the First Commercial Sale in each country in the Licensed Territory within [**] days of such occurrences.

9.4           Commencing with First Commercial Sale, Licensee shall submit to PHS, within [**] days after each [**] ending [**], a royalty report, as described in the example in Appendix F, setting forth for the preceding [**] period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each royalty report, Licensee shall submit payment of earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.5           Licensee agrees to forward to PHS, on a [**] basis, a copy of reports received by Licensee from its sublicensees during the preceding [**] period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

9.6           Royalties due under Article 6 shall be paid in U.S. dollars and payment options are listed in Appendix G. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due, and any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.4 shall be mailed to PHS at its address for Agreement Notices indicated on the Signature Page.

9.7           Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay this tax and be responsible for all filings with appropriate agencies of foreign governments.

9.8           Additional royalties may be assessed by PHS on any payment that is more than [**] days overdue at the rate of [**] percent ([**]%) per month. This [**] percent ([**]%) per month rate may be applied retroactively from the original due date until the date of receipt by PHS of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.9           All plans and reports required by this Article 9 and marked “confidential” by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of these records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 CFR §5.65(d).

10.           PERFORMANCE

10.1         Licensee shall use its reasonable commercial efforts to bring the Licensed Products and Licensed Processes to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D as may be amended from time to time in accordance with the provisions of Paragraphs 9.2 and 14.4. The efforts of the Sublicensee will be considered the efforts of the Licensee.

10.2         Upon the First Commercial Sale, until the expiration or termination of this Agreement, Licensee shall use its reasonable commercial efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

10.3         Licensee agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available on a compassionate use basis to patients, either through the patient’s physician(s) or the medical center treating the patient.

10.4         Licensee agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing the Licensed Products or medical aspects of the prophylactic and therapeutic uses of the Licensed Products.

10.5         Licensee agrees to supply, to the Mailing Address for Agreement Notices indicated on the Signature Page, the Office of Technology Transfer, NIH with inert samples of the Licensed Products or Licensed Processes or their packaging for educational and display purposes only.

11.           INFRINGEMENT AND PATENT ENFORCEMENT

11.1         PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as, any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.2         In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall be brought against PHS, PHS agrees to notify Licensee that an action alleging invalidity has been brought. PHS does not represent that it shall commence legal action to defend against a declaratory action alleging invalidity. Licensee shall take no action to compel the Government either to initiate or to join in any declaratory judgment action. Should the Government be made a party to any suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of the motion or other action. Upon Licensee’s payment of all costs incurred by the Government as a result of Licensee’s joinder motion or other action, these actions by Licensee shall not be considered a default in the performance of any material obligation under this Agreement.

12.           NEGATION OF WARRANTIES AND INDEMNIFICATION

12.1         PHS offers no warranties other than those specified in Article 1.

12.2         PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3         PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.4         PHS does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights.

12.5         Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

(a)           the use by or on behalf of Licensee, its directors, employees, its Sublicensees, or third parties of any Licensed Patent Rights; or

(b)           the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee or its Sublicensees, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.

12.6         Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.           TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.1         This Agreement is effective when signed by all parties “Effective Date”, unless the provisions of Paragraph 14.15 are not fulfilled, and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.2         In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.5, and if the default has not been remedied within [**] days after the date of notice in writing of the default, PHS may terminate this Agreement by written notice and pursue outstanding royalties owed through procedures provided by the Federal Debt Collection Act.

13.3         In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee’s receipt of written notice.

13.4         Licensee shall have a unilateral right to terminate this Agreement in any country or territory by giving PHS sixty (60) days written notice to that effect.

13.5         PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee:

(a)           is not executing the Commercial Development Plan, as may be amended from time to time in accordance with the provisions of Paragraphs 9.2 and 14.4, submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS’ satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes;

(b)           has not achieved the Benchmarks, as may be amended from time to time in accordance with the provisions of Paragraphs 9.2 and 14.4, as may be modified under Paragraph 9.2;

(c)           has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by this Agreement;

(d)           has committed a material breach of a covenant or agreement contained in this Agreement;

(e)           is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences;

(f)            cannot reasonably satisfy unmet health and safety needs; or

(g)           cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.2, unless waived.

13.6         In making the determination referenced in Paragraph 13.5, PHS shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.2. Prior to invoking termination or modification of this Agreement under Paragraph 13.5, PHS shall give written notice to Licensee providing Licensee specific notice of, and a [**] day opportunity to respond to, PHS’ concerns as to the items referenced in 13.5(a)-13.5(g). If Licensee fails to alleviate PHS’ concerns as to the items referenced in 13.5(a)-13.5(g) or fails to initiate corrective action to PHS’ satisfaction, PHS may terminate this Agreement.

13.7         PHS reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that the action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by Licensee.

13.8         Within [**] days of receipt of written notice of PHS’ unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR §404.11, appeal the decision by written submission to the designated PHS official.  The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.9         Within [**] days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, Sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.3. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with written certification of the destruction thereof.

14.           GENERAL PROVISIONS

14.1         Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any of these terms or conditions by Licensee.

14.2         This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, Licensed Products and Licensed Processes, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.3         The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4         If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification. No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5         The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.6         All Agreement Notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the Signature Page, or to any other address as may be designated in writing by such other party. Agreement Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.7         This Agreement shall not be assigned by Licensee except:

(a)           with the prior written consent of PHS, this consent shall not to be withheld unreasonably; or

(b)           as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement; and

(c)           Licensee shall notify PHS within [**] days of any assignment of this Agreement by Licensee.

14.8         Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and HHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of the research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than [**] days prior to commencement of the research or trials.

14.9         Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological materials, and other commodities. The transfer of these items may require a license from the appropriate agency of the Government or written assurances by Licensee that it shall not export these items to certain foreign countries without prior approval of the agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10       Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve PHS patent rights in those countries.

14.11       By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, PHS, FDA or HHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written approval of PHS.

14.12       The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13       Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14       Paragraphs 4.3, 6.4, 8.1, 9.5-9.9, 12.1-12.5, 13.8, 13.9, 14.12 and 14.14 of this Agreement shall survive termination of this Agreement.

14.15       The terms and conditions of this Agreement shall, at PHS’ sole option, be considered by PHS to be withdrawn from Licensee’s consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by the Licensee and a fully executed original is received by PHS within sixty (60) days from the date of PHS signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT LICENSE AGREEMENT — NONEXCLUSIVE

SIGNATURE PAGE

For PHS:

/s/ Steven M. Ferguson	2/8/08
Steven M. Ferguson	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Agreement notices:

Chief, Monitoring & Enforcement Branch

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland  20852-3804 U.S.A.

For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

by:

/s/ Edward J. Stewart	2/20/08
Signature of Authorized Official	Date

Edward J. Stewart	Lisa A. Evren
Printed Name

Vice President, Business Development	2/20/08 SVP and CFO
Title

I.      Official and Mailing Address for Agreement notices:

Edward J. Stewart

Vice President, Business Development

Merrimack Pharmaceuticals

One Kendall Square

Building 700; 2nd Floor

Cambridge, MA  02139

II.    Official and Mailing Address for Financial notices (Licensee’s contact person for royalty payments)

Edward J. Stewart
Name

Vice President, Business Development
Title

Mailing Address:

Merrimack Pharmaceuticals

One Kendall Square

Building 700; 2nd Floor

Cambridge, MA 02139

Email Address:	tstewart@merrimackpharma.com

Phone:	617.441.1000

Fax:	617.491.1386

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) and/or imprisonment).

APPENDIX A — PATENT(S) OR PATENT APPLICATION(S)

Patent(s) or Patent Application(s):

I.  U.S. Patents and Patent Applications

[**]

II.  PCT Application and Foreign Patents and Patent Applications

[**]

APPENDIX B — LICENSED FIELDS OF USE AND TERRITORY

I.              Licensed Fields of Use:

As provided for in Paragraph 2.5 the Licensed Fields of Use are set forth below:

(a)           Therapeutics:

Research, development and commercialization of Licensed Products or Licensed Processes for the treatment of erbB-3 [**] using the Licensed Patent Rights.

(b)           Diagnostics;

Research, development and commercialization of diagnostic products for the [**] related to the [**] erbB-3 [**] erbB-3 [**] using the Licensed Patent Rights. For purposes of this Agreement Diagnostics includes [**] as well as [**] with the Licensed Products or Licensed Processes.

(c)           Internal Research:

Research and development efforts which require the Licensed Patent Rights including drug [**] where the Licensed Products and Licensed Processes would not be within the Licensed Fields of Use set forth in Paragraphs (a) and (b) above.

II.            Licensed Territory:

(a)           As provided for in Paragraph 2.10 the Licensed Territory is worldwide.

APPENDIX C — ROYALTIES

Royalties:

I.                                         EXECUTION FEE

As provided for in Paragraph 6.1 of this Agreement, Licensee agrees to pay to PHS a noncreditable, nonrefundable Execution Fee, in the amount of [**] Dollars ($[**]). The Execution Fee accrues as of the Effective Date of the Agreement and is payable to PHS in two installments as follows:

(a)                                  A first installment in the amount of [**] Dollars ($[**]) is payable within [**] days from the Effective Date of this Agreement; and

(b)                                 A second installment in the amount of [**] Dollars ($[**]) is payable to PHS on the [**] anniversary of the Effective Date of this Agreement.

II.                                     ANNUAL ROYALTY

As provided for in Paragraph 6.2 of this Agreement, Licensee agrees to pay to PHS a nonrefundable Annual Royalty, The Annual Royalty is apportioned as follows:

(a)                                  For the period up to and including the year of [**] the amount of the Annual Royalty due and payable to PHS is [**] Dollars ($[**]). The first Annual Royalty payment, will be due [**] and is payable to PHS within [**] days thereof. For each subsequent year of the Agreement the Annual Royalty is due on [**] and is payable to PHS within [**] days thereof. The Annual Royalty payments for the time period up to [**] are [**] against any other royalty payments as set forth in Paragraphs 6.1through 6.6 of this Agreement.; and

(b)                                 Beginning with the [**] following [**] and on each subsequent [**] thereafter until the expiration or termination of this Agreement, the Annual Royalty will be considered a minimum annual royalty payment (“MAR”). The MAR will be in the amount of [**] Dollars ($[**]). The MAR is creditable only against [**]payments as provided for by Paragraph 6.3 and will only be creditable against [**]payments due for that [**] (e.g. The MAR is paid [**] it will be creditable against earned royalties for the calendar year [**] only). The MAR will be due on [**] of each calendar year and is payable to PHS within [**] days thereof.

III.                                 EARNED ROYALTY PAYMENTS

As provided for in Paragraph 6.3 of this Agreement and subject to the Most Favored Licensee definition of Paragraph 2.11, Licensee agrees to pay PHS earned royalties as set forth below:

(a)                                  For sales within the Licensed Field of Use set forth in Appendix B, Section I, Paragraph (a) (Therapeutics), Licensee agrees to pay to PHS, a nonrefundable earned royalty on Net Sales in an amount equal to [**] percent ([**]%) divided by the [**] of the value of Net Sales by or on behalf of Licensee or its Sublicensees. The earned royalty as set forth herein is to be paid in accordance with the reporting provisions of Paragraph 9.4 of this Agreement and calculated in accordance with the conditions set forth in Paragraph 9.5 of this Agreement. Notwithstanding the forgoing the total number of Licensed Products which may be used to reduce the royalty rate from the initial rate of [**] percent ([**]%) is [**].

(b)                                 For sales within the Licensed Field of Use set forth in Appendix B, Section I, Paragraph (b) (Diagnostics), Licensee agrees to pay to PHS, a nonrefundable earned royalty on Net Sales in an amount equal to [**] percent ([**]%) divided by the [**] of the value of Net Sales by or on behalf of Licensee or its Sublicensees. The earned royalty as set forth herein is to be paid in accordance with the reporting provisions of Paragraph 9.4 of this Agreement and calculated in accordance with the conditions set forth in Paragraph 9.5 of this Agreement. Notwithstanding the forgoing the total number of Licensed Products which may be used to reduce the royalty rate from the initial rate of [**] percent ([**]%) is [**].

IV.                                 DEVELOPMENTAL MILESTONE PAYMENTS

As provided for in Paragraph 6.4 of this Agreement and subject to the Most Favored Licensee definition of Paragraph 2.11, Licensee agrees to pay PHS a nonrefundable developmental milestone payments associated with specific Licensed Fields of Use as set forth below:

(a)                                  For the development of Therapeutics (Appendix B(I)(a))

(1)                                  A Validation Milestone Payment, as additional consideration indicative of the value of the Licensed Patent Rights, in the amount of [**] Dollars ($[**]). The Validation Milestone Payment is due upon each occurrence of the [**], and where [**] (a) is for a Licensed Product or (b) for a product produced by a Licensed Process, or (c) contains descriptions of materials or methods within the scope of the Licensed Patent Rights. Notwithstanding the foregoing, the total amount of any benchmark payments under this Paragraph (a)(1) shall not exceed [**] Dollars ($[**]). Each payment is due upon achieving the milestone and is payable within [**] days thereof. The obligation to pay the Validation Milestone Payment survives any termination or expiration of this Agreement.

(2)                                  A Clinical Milestone Payment upon achieving the first [**] in the amount of [**] Dollars ($[**]).  The Clinical Milestone Payment is due upon achieving the milestone and is payable to PHS within [**] days thereof.  The obligation to pay the Clinical Milestone Payment survives any termination or expiration of this Agreement

(3)                                  A Regulatory Approval Milestone Payment, upon achieving the first occurrence of, [**], for example [**], for a Licensed Product, a Licensed Process, or a product made by a Licensed Process or from a Licensed Product, from the [**], in the amount of [**] Dollars ($[**]). The Regulatory Approval Milestone Payment is due upon achieving the milestone and is payable to PHS within [**] days thereof. The obligation to pay the Regulatory Milestone Payment survives any termination or expiration of this Agreement.

(b)                                 For the development of Diagnostics (Appendix B(I)(b))

(1)                                  A Regulatory Milestone Payment, in the amount of [**] Dollars ($[**]), upon the first occurrence of the [**], where such [**] is for a diagnostic and/or prognostic product that [**]. For purposes of this Paragraph activity includes but is not limited to [**]. This milestone payment is due upon achieving the milestone and is payable to PHS within [**] days thereof. The obligation to pay the Regulatory Milestone Payment survives any termination or expiration of this Agreement.

Upon the Effective Date of this Agreement the obligation to pay the Milestone Payments set forth in Appendix C, Section C of the prior license between PHS and Licensee having PHS reference number [**] and effective August 30, 2005 is extinguished and replaced by the obligation to make certain milestone payments as set forth in this, Section IV, Paragraphs (a)(1) and (b)(1).

V.                                     SUBLICENSING MILESTONE

As provided for by Paragraph 6.5, Licensee agrees to pay PHS, upon sublicensing any or all of the Licensed Patent Rights to a third party, an additional Milestone Payment in the amount of [**] Percent ([**]%) of the value of the [**] consideration due to Licensee as of the effective date of the sublicense excluding those amounts (a) received by Licensee as [**] of this Agreement and (b) those amounts received by Licensee as [**] for the Licensed Products and Licensed Processes [**] by Licensee after the Effective Date of the prior license, [**] effective August 30, 2005 by and between PHS and Licensee. The Sublicensing Milestone Payment accrues as of the effective date of the sublicense and is payable to PHS within [**] days thereof. Notwithstanding the foregoing, in the event the sublicense is one granted to a Collaborator, Licensee shall owe no sublicensing royalty under Paragraph 6.5.

VI.                                 ASSIGNMENT CONSIDERATION

As provided for by Paragraph 6.6, and subject to the Most Favored Licensee definition of Paragraph 2.11 Licensee agrees to pay PHS, as consideration for receiving PHS consent to the assignment of the Agreement as required by Paragraph 14.7, a royalty in the amount of:

(a)                                  [**] Dollars ($[**]), in the event that the assignment of the Agreement is required because Licensee is selling substantially all of their assets as part of a merger or acquisition.  In addition to the aforementioned Assignment Consideration outlined within this paragraph, the Assigned Licensee shall provide to PHS an updated Development Plan and Benchmarks within [**] days of the Assignment ; or

(b)                                 [**] Percent ([**]%) of the value of the cash consideration due to the Licensee as of the effective date of the assignment, excluding (1) [**] of this Agreement and (2) those [**] by and between PHS and Licensee, in the event that the assignment of this Agreement is required because Licensee is selling only the assets associated with the commercialization of a product requiring access to this Agreement.  In addition to the aforementioned Assignment Consideration outlined within this paragraph, the Assigned Licensee shall provide to PHS an updated Development Plan and Benchmarks within [**] days of the Assignment

VII.                             REIMBURSEMENT OF PATENT PROSECUTION COSTS

As provided for in Paragraph 6.7 of this Agreement, Licensee agrees to pay to PHS, as an additional, nonrefundable royalty representing reimbursement to PHS for the expenses incurred by or on behalf of PHS in the prosecution and maintenance of the Licensed Patent Rights. Unless specifically provided for this royalty is not creditable against any other payment obligations set forth in this Agreement. The specific terms and conditions associated with the reimbursement of PHS’ patent expenses are as follows:

(a)                                  For patent expenses incurred through [**] and not previously reimbursed to PHS by a third party(prior patent expenses), Licensee agrees to pay PHS [**]. This amount is equal to [**] percent ([**]%) of the expenses incurred by PHS through [**] (CY [**]) for each issued patent and PCT application as set forth in Appendix A. This payment is due as of the Effective Date of the Agreement and is payable to PHS within [**] days thereof.

(b)                                 For patent expenses incurred beginning [**] and not previously reimbursed to PHS by a third party (Future Patent Expenses), Licensee agrees to reimburse PHS as follows:

(1)                                  For any pending application within the Licensed Patent Rights, with the exception of one that is involved in any administrative proceeding as noted in Paragraphs (b)(3) and (b)(4) below, as long as the application is pending and no patent has issued, Licensee shall not be responsible for reimbursing PHS’ Future Patent Expenses. At the time of issuance of a patent for any pending application within the Licensed Patent Rights, Licensee shall pay to PHS an amount equal to (a) [**] Percent ([**]%) or (b) a [**], whichever is less, of the expenses incurred by PHS, until issuance of the patent. After issuance of the patent Future Patent Expenses are subject to the provisions of Paragraph (b)(2).

(2)                                  For each issued patent within the Licensed Patent Rights, with the exception of a patent that is involved in any administrative proceeding as noted in Paragraphs (b)(3) and (b)(4) below, Licensee, shall pay to PHS, an amount equal to [**] Percent ([**]%), or a [**]

(3)                                  In the event of an interference, reexamination, reissue, opposition proceeding or other administrative proceeding of similar nature conducted before a National Patent Office and initiated by Licensee or at Licensee’s request, by PHS on behalf of Licensee, Licensee will pay to PHS an amount equal to [**] Percent ([**]%) of PHS’ Future Patent Prosecution Expenses related to the administrative proceedings; and

(4)                                  In the event of an interference, reexamination, reissue, opposition proceeding or other administrative procedure of a similar nature conducted before a National Patent Office initiated by a third party, Licensee will pay to PHS an amount equal to [**] Percent ([**]%) or a [**], whichever is less, of PHS’ Future patent Expenses related to the administrative proceedings.

For any Future Patent Expenses payment described in Paragraphs (b)(1) through (b)(4) above, the amount of the Future Patent Expenses is based on PHS’ Future Patent Expenses incurred with respect to the Licensed Patent Rights for any given calendar year, and may be billed to Licensee on an annual basis, although the interval for billing such expenses may be greater. Any Future Patent Prosecution Expenses to be reimbursed by Licensee are due as of the date which PHS incurs such expenses but are not payable by Licensee until a period not to exceed [**] calendar days after PHS’ request for reimbursement thereof.

With respect to any Future Patent Expenses due or paid to PHS under Paragraph (b)(3) above and in such cases where Licensee initiates the administrative proceeding or where PHS has initiated the administrative proceeding on behalf of Licensee, at the time of First Commercial Sale, Licensee will be entitled to a [**] as provided for in Paragraph 6.3 of this Agreement. The amount of the [**] available will be equal to the amount of [**] at the time of Licensee’s First Commercial Sale. Notwithstanding the foregoing, any credit due in accordance with this Paragraph shall not reduce the amount of the earned royalty due for any given calendar year below the minimum annual royalty and may, if necessary, be carried forward until the amount of the credit is exhausted.

APPENDIX D — BENCHMARKS AND PERFORMANCE

Licensee will use commercially reasonable efforts to achieve the following Benchmarks for its performance under this Agreement and, within [**] days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

I.                                         For the Licensed Field of Use set forth in Appendix B, Section I(a)

(a)                                  Development of antibody therapy for cancers

Benchmark	Projected Time to Achieve Benchmark
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b)                                 Development of second therapeutic

Benchmark	Expected Date
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

II.                                     For the Licensed Field of Use as set forth in Appendix B, Section I(b)

Benchmark	Expected Date
[**]	[**]
[**]	[**]

APPENDIX E — COMMERCIAL DEVELOPMENT PLAN

In accordance with the provisions of 37 CFR Part 404 and Paragraph 9.1 of this Agreement, Licensee is providing a detailed Commercial Development Plan for the period January 1, 2007 through December 31, 2008. This detailed Commercial Development Plan will be updated on an annual basis by Licensee through the submission of the annual progress reports required by Paragraph 9.2 of this Agreement. In addition to this detailed Commercial Development Plan, for the next and following calendar years, Licensee has previously outlined their general plans for commercialization over the life of the license in the license application submitted November 2, 2006 and which has been given NIH Reference Number [**]. The Licensee’s general plans for commercial development have been reduced to the specific Benchmarks as set forth in Appendix D.

I.                                         Research and Development

[**]

II.                                     Regulatory Activities

[**]

III.                                 Manufacturing

[**]

IV.                                 Sublicensing

[**]

V.                                     Marketing, Importing and Sales

[**]

APPENDIX F — EXAMPLE ROYALTY REPORT

Required royalty report information includes:

•                  OTT license reference number (L-XXX-200X/0)

•                  Reporting period

•                  Catalog number and units sold of each Licensed Product (domestic and foreign)

•                  Gross Sales per catalog number per country

•                  Total Gross Sales

•                  Itemized deductions from Gross Sales

•                  Total Net Sales

•                  Earned Royalty Rate and associated calculations

•                  Gross Earned Royalty

•                  Adjustments for Minimum Annual Royalty (MAR) and other creditable payments made

•                  Net Earned Royalty due

Example

Catalog Number	Product Name	Country	Units Sold	Gross Sales (US$)
1	A	US	[**]	[**]
1	A	UK	[**]	[**]
1	A	France	[**]	[**]
2	B	US	[**]	[**]
3	C	US	[**]	[**]
4	D	US	[**]	[**]

Total Gross Sales	[**]
Less Deductions:
Freight	[**]
Returns	[**]
Total Net Sales	[**]

Royalty Rate	[**]
Royalty Due	[**]
Less Creditable Payments	[**]
Net Royalty Due	[**]

APPENDIX G — ROYALTY PAYMENT OPTIONS

NIH/PHS License Agreements

*In order to process payment via Electronic Funds Transfer sender MUST supply the following information:

Procedure for Transfer of Electronic Funds to NIH for Royalty Payments

Bank Name: [**]

ABA# [**]

TREAS NYC

BNF=/[**]

OBI=Licensee Name and OTT Reference Number

Dollar Amount Wired=$$

NOTE:  Only U.S. banks can wire directly to the Federal Reserve Bank. Foreign banks cannot wire directly to the Federal Reserve Bank, but must go through an intermediary U.S. bank. Foreign banks may send the wire transfer to the U.S. bank of their choice, who, in turn forwards the wire transfer to the Federal Reserve Bank.

Checks drawn on a U.S. bank account should be sent to the following address:

National Institutes of Health (NIH)

P.O. Box 979071

St. Louis, MO 63197-9000 USA

Overnight or courier deliveries should be sent to the following address:

US Bank

Government Lockbox SL-MO-C2GL

1005 Convention Plaza

St. Louis, MO 63101

Phone: 314-418-4087

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health (NIH)
Office of Technology Transfer
Royalties Administration Unit
6011 Executive Boulevard
Suite 325, MSC 7660
Rockville, MD 20852
Phone: 301-496-7057

All checks should be made payable to: NIH/Patent Licensing

The OTT Reference Number MUST appear on checks, reports and correspondence